Exhibit 10.1

OPTION AGREEMENT

This Option Agreement (“Agreement”) is made and entered into as of October 8, 2022 (the “Effective Date”), by and between Exacis Biotherapeutics, Inc., a corporation organized and existing under the laws of Delaware (“Rights Holder”), and Brooklyn ImmunoTherapeutics, Inc. (“Company”). Company and Rights Holder each may be referred to herein individually as a “Party” or collectively as the “Parties.”

BACKGROUND

WHEREAS, Rights Holder is the exclusive licensee of the “Rights Holder Technology,” with the right to “Exploit” “Licensed Products” using the Rights Holder Technology in the “Territory” in the “Field” (as each of said terms is defined below) and the right to grant sublicenses with respect thereto pursuant to the Exclusive License Agreement between Rights Holder and Factor Bioscience Limited (“Factor”) entered into as of November 4, 2020 (the “Factor License Agreement”); and

WHEREAS, Rights Holder wishes to grant, and Company wishes to receive, an option for an exclusive license under Rights Holder Technology in the Field and the Territory, all on the terms and subject to the conditions set forth in this Agreement;

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.            Definitions. For purposes of this Agreement, the following terms when used with initial capital letters shall have the respective meanings set forth below in this Section 1 or elsewhere herein.

1.1         “Affiliate” means, with respect to either Party, any person, corporation or other business entity that, directly or indirectly through one or more intermediaries, actually controls, is actually controlled by, or is under common control with such Party. As used in this Section 1.1, "control" means to possess, directly or indirectly, the power to affirmatively direct the management and policies of such person, corporation or other business entity, whether through ownership of voting securities, by contract or otherwise.

1.2         “Auxiliary Technology Patents” means (a) the patents and patent applications set forth on Exhibit C, and (b) any reissue, divisional, continuation, continuation in part, reexamination, renewal, extension or supplementary protection certificate for each of the patents and patent applications set forth on Exhibit C, (c) the Improvement Patents, and (d) any reissue, divisional, continuation, continuation in part, reexamination, renewal, extension supplementary protection certificate for each of the Improvement Patents, including all U.S. and foreign and international counterparts and related patents and patent applications either now pending or pending in the future, but only to the extent that each of the foregoing in clauses (a), (b), (c) and (d) are Controlled by Rights Holder.

1.3          “CAR” means a chimeric antigen receptor expressed with specific and defined molecular architecture and signaling domain sequences.

1.4          “Cell Line” means a human pluripotent stem cell line generated using the cell reprogramming methods disclosed in the Rights Holder Patents.

1.5         “Confidential Information” means all information and know-how and any tangible embodiments thereof and other materials provided by or on behalf of one Party to the other Party either in connection with the discussions and negotiations pertaining to this Agreement or in the course of performing this Agreement (including any consulting work that may be undertaken by Rights Holder on behalf of the Company, as mutually agreed upon by the Parties from time-to- time) or that otherwise relates to the Rights Holder Technology or Cell Lines, whether disclosed orally, visually, electronically, in writing or in other tangible or intangible form, and which may include data, knowledge, practices, processes, ideas, research plans, antibodies, small molecules, compounds, targets, biological and chemical formulations, structures and designs, laboratory notebooks, proof of concept and pre-clinical studies, formulation or manufacturing processes and techniques, scientific, manufacturing, marketing and business plans, and financial and personnel matters relating to the disclosing Party or to its present or future products, sales, suppliers, customers, employees, investors or business; provided, that, information, materials or know-how of a Party will not be deemed Confidential Information of such Party for purposes of this Agreement if such information, materials or know-how: (a) was already known to the receiving Party, other than under an obligation of confidentiality or non-use, at the time of disclosure to such receiving Party, as can be shown by written records; (b) was generally available or known to parties reasonably skilled in the field to which such information or know-how pertains, or was otherwise part of the public domain, at the time of its disclosure to such receiving Party; (c) became generally available or known to parties reasonably skilled in the field to which such information or know- how pertains, or otherwise became part of the public domain, after its disclosure to such receiving Party through no fault of the receiving Party; (d) was disclosed to such receiving Party, other than under an obligation of confidentiality or non-use, by a third party who had no obligation to the disclosing Party not to disclose such information or know-how to others; or (e) was independently discovered or developed by such receiving Party, as can be shown by their written records, without the use of Confidential Information belonging to the disclosing Party and prior to any subsequent disclosure by the receiving Party.

1.6         “Control” or “Controlled by” means, in the context of a license to or ownership of the Rights Holder Technology, the ability on the part of Rights Holder to grant access to or a license or sublicense of such Rights Holder Technology as provided for herein without violating the terms of the Factor License Agreement.

1.7       “Cover” or “Covered” means that the use, manufacture, sale, offer for sale, research, development, commercialization, importation or other commercial Exploitation of the subject matter in question by an unlicensed entity: (a) would infringe an issued or pending claim of a Rights Holder Patent or Auxiliary Technology Patent, or (b) incorporates, encompasses, references, uses or otherwise relies upon the Rights Holder Technology.

1.8         “Edit” means one or more mutations that inactivate a specific combination of human genes and/or insert one or more nucleic acid sequences that encode a specific combination of biomolecules that are each identified by a GenBank accession number or similar information, or by their amino acid or nucleic acid sequences.

1.9         “Engineered NK Cells” means a population of natural killer (NK) cells derived from a Cell Line, having a set of specific, defined, and experimentally validated biologic attributes, produced using the Rights Holder Technology, and containing at least one Edit and/or expressing one or more CAR constructs selected by Company in accordance with the License Agreement.

1.10       “Engineered T Cells” means a population of T-cells derived from a Cell Line, having a set of specific, defined, and experimentally validated biologic attributes, produced using the Rights Holder Technology, and containing at least one Edit and/or expressing one or more CAR constructs selected by Company in accordance with the License Agreement.

1.11        “Exercise Notice” has the meaning set forth in Section 4.

1.12       “Exploit” and “Exploitation” mean to develop, make, have made, manufacture, research, use, sell, have sold, offer for sale, commercialize, distribute, import and export.

1.13        “Field” means the treatment of cancer in humans.

1.14        “License Agreement” has the meaning set forth in Section 4.

1.15        “Licensed Product” means any Covered product comprising Engineered NK Cells and/or Engineered T Cells derived from a Cell Line for use in the Field.

1.16        “Option Fee” means Two Hundred Fifty Thousand Dollars ($250,000).

1.17        “Option” has the meaning set forth in Section 3.

1.18        “Option Period” means the period beginning on the Effective Date and ending on the Termination Date.

1.19       “Rights Holder Know-How” means all unpatented inventions, technology, methods, materials (including biological and pharmaceutical materials), know-how, studies, pre- clinical and clinical data (including toxicology and safety data), tests and assays, reports, manufacturing processes, regulatory filings (including drafts) and approvals and other information Controlled by Rights Holder as of the Effective Date or thereafter, in each case that relates to the subject matter claimed by the Rights Holder Patents or Auxiliary Technology Patents and is necessary or useful to make, use or sell Licensed Products in the Field in the Territory.

1.20        “Rights Holder Patents” means (a) the patents and patent applications set forth on Exhibit B, and (b) any reissue, divisional, continuation, continuation in part, reexamination, renewal, extension or supplementary protection certificate for each of the patents and patent applications set forth on Exhibit B including all U.S. and foreign and international counterparts and related patents and patent applications either now pending or pending in the future, but only to the extent that each of the foregoing in clauses (a) and (b) are Controlled by Rights Holder.

1.21        “Rights Holder Technology” means the Rights Holder Know-How, the Rights Holder Patents, Cell-Lines and the Auxiliary Technology Patents.

1.22        “Termination Date” means December 31, 2022 unless extended by mutual written agreement of Rights Holder and Company.

1.23        “Territory” means Earth.

2.            Option Fee. In consideration for the Option granted to Company hereunder, Company shall pay Rights Holder the Option Fee via wire transfer of immediately available funds on or before the Termination Date, provided that this Agreement is not terminated by Company pursuant to Section 9.2 below. In the event that Company has paid the Option Fee and this Agreement is terminated by Company pursuant to Section 9.2 of this Agreement, Rights Holder shall refund the Option Fee to Company within five (5) business days after the effective date of such termination. The Option Fee shall otherwise be non-refundable.

3.            Option. In consideration for the Option Fee, Rights Holder hereby grants to Company a right for Company to negotiate and enter into an exclusive license (with a right to sublicense) under the Rights Holder Technology to Exploit up to four (4) Licensed Products in the Field in the Territory (the “Option”).

4.            Exercise of Option. Subject to Company’s payment of the Option Fee in accordance with Section 2, during the Option Period Company shall have the right, but not the obligation, within its sole discretion, to exercise the Option by delivering written notice of such exercise (the “Exercise Notice”) to Rights Holder. Upon such delivery, Rights Holder and Company shall in good faith negotiate and, unless this Agreement is terminated in accordance with the termination provisions set forth in this Agreement or as otherwise determined by Company in its sole discretion, enter into an exclusive license agreement incorporating the terms set forth in Exhibit A and granting to Company the exclusive (even as to Rights Holder) license under the Rights Holder Technology to Exploit Licensed Products in the Field in the Territory (the “License Agreement”). The License Agreement will include terms customary to transactions of this nature as mutually agreed between the Company and Rights Holder and that are consistent with the terms of the Factor License Agreement. The License Agreement will also include (i) the Company's ability to obtain a license to additional Rights Holder's Technology developed now or in the future that is necessary or useful for Company to Exploit Licensed Products, and (ii) the Company’s right to acquire the Factor License Agreement and/or the entire business of Rights Holder, including all of the assets and/or equity securities of Rights Holder, on terms to be set forth in the License Agreement. The Option Fee shall be credited against the first fees payable under the License Agreement and/or the purchase price under (ii) above.

5.            Due Diligence; Option Period Obligations. Until the earlier of (i) the expiration of the Option Period or (ii) execution of the License Agreement, and subject at all times to the obligations of confidentiality and non-use set forth in Section 7 of this Agreement, Rights Holder will furnish reasonable access at reasonable times to the Rights Holder Technology for the limited purpose of facilitating Company’s evaluation of the Rights Holder Technology in the Field, as Company, its representatives or agents, may reasonably request. Rights Holder agrees that during the Option Period, Rights Holder shall: (i) perform its obligations under the Factor License Agreement, (ii) provide written notice to Company within five (5) business days after (A) any amendment, restatement, waiver or other change in the terms of the Factor License Agreement, (B) becoming aware of any infringement or other claim asserted by a third party based on Exploitation of the Rights Holder Technology, or becoming aware of any infringement of the Rights Holder Technology by a third party, or any breach of the Factor License Agreement by Factor or Rights Holder, or (C) any material change in the scope or extent of the Rights Holder Technology.

6.             Representations and Warranties; Limitation of Liability.

 6.1         Representations and Warranties of Rights Holder. Rights Holder represents and warrants to Company as follows:

6.1.1       Rights Holder has full power and authority to execute, deliver and perform this Agreement. This Agreement constitutes the legally binding and valid obligation of Rights Holder, enforceable in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, moratorium and other laws affecting creditors’ rights generally.

6.1.2       The execution, delivery and performance by Rights Holder of this Agreement and the consummation of the transactions contemplated hereby will not result in any violation of, conflict with, result in a breach of or constitute a default under any contract or agreement to which Rights Holder is a party.

6.1.3      There are no liens or other encumbrances on the Rights Holder Technology or any part thereof which would interfere with the rights contemplated hereunder to be granted to Company under the License Agreement.

6.1.4      There is no action, suit, proceeding or investigation pending or, to Rights Holder’s knowledge, currently threatened in writing against or affecting Rights Holder that questions the validity of this Agreement or the right of Rights Holder to enter into this Agreement or consummate the transactions contemplated hereby, and the Factor License Agreement is in full force and effect, has not been amended and neither Rights Holder nor, to Rights Holder’s knowledge, Factor, is in breach of the Factor License Agreement. To Rights Holder’s knowledge, there is no basis for the foregoing.

6.1.5       To Rights Holder’s knowledge: (i) the patents forming part of the Rights Holder Patents and Auxiliary Technology Patents are valid and enforceable, (ii) the Rights Holder Technology has not been and is not being infringed, misappropriated or otherwise violated by any third party, (iii) the Exploitation of the Rights Holder Technology, whether by Factor or Rights Holder, has not infringed, misappropriated or otherwise violated any intellectual property rights of any third party and the Exploitation of the Rights Holder Technology by Company in compliance with the License Agreement will not infringe, misappropriate or otherwise violate any intellectual property rights of any third party, (iv) there is no action, suit, proceeding or investigation pending, or to Rights Holder's knowledge, currently threatened in writing against or affecting (A) Rights Holder's ability to Exploit the Rights Holder Technology, (B) the validity or enforceability of the patents or trade secrets forming part of the Rights Holder Technology, or (C) the ownership of the Rights Holder Technology.

6.2           Representations and Warranties of Company. Company represents and warrants to Rights Holder as follows:

6.2.1     Company has full power and authority to execute, deliver and perform this Agreement. This Agreement constitutes the legally binding and valid obligations of Company, enforceable in accordance with their terms, except as such enforcement may be limited by applicable bankruptcy, moratorium and other laws affecting creditors’ rights generally.

6.2.2     The execution, delivery and performance by Company of this Agreement and the consummation of the transactions contemplated thereby will not result in any violation of, conflict with, result in a breach of or constitute a default under any contract or agreement material to Company, its business or its assets.

6.3           DISCLAIMER; LIMITATION OF LIABILITY. EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, RIGHTS HOLDER IS PROVIDING THE RIGHTS HOLDER TECHNOLOGY “AS IS.” EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, NEITHER PARTY MAKES ANY REPRESENTATIONS, EXTENDS ANY WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, ANY IMPLIED WARRANTIES OF MERCHANTABILITY OR ANY IMPLIED WARRANTIES OF FITNESS FOR A PARTICULAR PURPOSE OR NON-INFRINGEMENT OR ASSUMES ANY RESPONSIBILITIES WHATSOEVER WITH RESPECT TO USE, SALE, OR OTHER DISPOSITION OF LICENSED PRODUCTS INCORPORATING OR MADE BY USE OR PRACTICE OF THE RIGHTS HOLDER TECHNOLOGY. WITH THE EXCEPTION OF DAMAGES ATTRIBUTABLE TO A PARTY’S BREACH OF SECTION 7.1, FRAUD, GROSS NEGLIGENCE OR INTENTIONAL MISCONDUCT, IN NO EVENT WILL EITHER PARTY, OR ITS AFFILIATES, DIRECTORS, OFFICERS, EMPLOYEES, OR AGENTS, BE LIABLE TO THE OTHER PARTY FOR ANY SPECIAL, INCIDENTAL, CONSEQUENTIAL OR INDIRECT DAMAGES OF ANY KIND, WHETHER GROUNDED IN TORT (INCLUDING NEGLIGENCE), STRICT LIABILITY, CONTRACT OR OTHERWISE.

7.             Confidentiality

7.1         Disclosure and Use Restriction. Except as expressly provided herein or in any License Agreement executed pursuant hereto, the Parties agree that, for the Option Period and at all times thereafter, each Party will keep completely confidential and will not publish, submit for publication or otherwise disclose, and will not use for any purpose except for the purposes contemplated by this Agreement, any Confidential Information received from the other Party.

7.2          Authorized Disclosure. Each Party may disclose Confidential Information of the other Party to the extent that such disclosure is:

(a)           made in response to a valid order of a court of competent jurisdiction; provided, however, that in each case such disclosing Party will first have given notice to the other Party and given such other Party a reasonable opportunity to take appropriate action and cooperate with such other Party as necessary to obtain an appropriate protective order; provided, further, that in each case, the Confidential Information disclosed in response to such court or governmental order will be limited to that information which is legally required to be disclosed in response to such court or governmental order, as determined in good faith by counsel to the Party that is obligated to disclose Confidential Information pursuant to such order;

(b)           otherwise required by law or regulation or the requirements of any stock exchange to which a Party is subject; provided, however, that the Party that is so required will provide such other Party with at least three (3) business days’ notice of such disclosure in advance thereof, shall consider in good faith any comments that may be provided by such other Party in response to such disclosure, and shall take reasonable measures to assure confidential treatment of such information;

(c)         made by such Party, in connection with the performance of this Agreement or any License Agreement executed pursuant hereto, to such Party’s Affiliates, sublicensees, directors, officers, employees, consultants, representatives or agents, or to other third parties, in each case on a need to know basis and solely to use such information for business purposes relevant to this Agreement, and provided that each individual and entity to whom such Confidential Information is disclosed is bound in writing to non-use and non-disclosure obligations at least as restrictive as those set forth in this Agreement; or

(d)         made by such Party to existing or potential acquirers, existing or potential collaborators, investment bankers, accountants, attorneys, existing or potential investors, merger candidates, partners, venture capital firms or other financial institutions or investors for use of such information for business purposes relevant to this Agreement or for due diligence in connection with the financing, licensing or acquisition of such Party, and provided that such Party provides the disclosing Party with at least three (3) business days’ notice of such disclosure in advance thereof, each individual and entity to whom such Confidential Information is disclosed is bound in writing to non-use and non-disclosure obligations (or in the case of attorneys, an equivalent professional duty of confidentiality) at least as restrictive as those set forth in this Agreement, and such Party shall remain responsible and liable to the disclosing Party for any breaches of this Agreement by such individuals or entities to whom such Confidential Information may be disclosed.

Notwithstanding the foregoing, the Parties hereby agree that they will release a mutually agreed upon press release within five (5) days of the execution of this Agreement.

8.             Indemnification

8.1          Indemnification of Company. Rights Holder will indemnify Company and each of its directors, officers, employees and agents (“Company Parties”) and defend and hold each of them harmless, from and against any and all third party claims and all related losses, damages, liabilities, costs and expenses (including reasonable attorneys’ fees and expenses) (collectively, “Losses”) to the extent arising from or occurring as a result of or in connection with a breach by Rights Holder of any of its representations, warranties, covenants or agreements set forth in this Agreement. Notwithstanding the foregoing, Rights Holder will have no obligations under this Section 8.1 to the extent Losses arise from or occur as a result of or in connection with the (a) gross negligence or willful misconduct (including non-compliance with any applicable laws) on the part of a Company Party, or (b) breach by Company of any of its representations, warranties, covenants, or agreements set forth in this Agreement.

8.2         Indemnification of Rights Holder. Company will indemnify Rights Holder, its Affiliates and each of their directors, officers, employees and agents (“Rights Holder Parties”), and defend and hold each of them harmless, from and against any and all third party claims and all related Losses to the extent arising from or occurring as a result of or in connection with Company performing its obligations under this Agreement, or a breach by Company of any of its representations, warranties, covenants or agreements set forth in this Agreement. Notwithstanding the foregoing, Company will have no obligations under this Section 8.2 to the extent Losses arise from or occur as a result of or in connection with the (a) gross negligence or willful misconduct (including non-compliance with any applicable laws) on the part of a Rights Holder Party, or (b) breach by Rights Holder of any of its representations, warranties, covenants, or agreements set forth in this Agreement.

8.3         Indemnification Procedures. Each Party’s agreement to indemnify and hold the other harmless is conditioned upon the indemnified Party (a) providing written notice to the indemnifying Party of any claim, demand or action arising out of the indemnified activities within thirty (30) days after the indemnified Party has actual knowledge of such claim, demand or action, provided that no delay in providing such notice shall eliminate or reduce the indemnifying Party’s indemnification obligations hereunder except to the extent that such delay materially prejudices the indemnifying Party’s ability to defend or settle the applicable third party claim, (b) permitting the indemnifying Party to assume control over the investigation of and preparation and defense against any such claim, demand or action, (c) assisting the indemnifying Party, at the indemnifying Party’s reasonable expense, in the investigation, preparation and defense of any such claim, demand or action, and (d) not compromising or settling such claim, demand or action that  would require the indemnifying Party to admit liability, pay any amount or subject the indemnifying part to any restriction on its rights without the indemnifying Party’s prior written consent, which consent shall not be withheld, conditioned or delayed unreasonably.

9.             Term and Termination.

9.1          Term. This Agreement shall commence on the Effective Date and, unless terminated earlier pursuant to Sections 9.2, 9.3 or 9.4 shall continue in full force and effect until the expiration of the Option Period (including any extensions thereof made by mutual written agreement of the Parties).

9.2          Termination for Material Breach or Changed Circumstances. If either Party materially breaches any of its representations, warranties or obligations under this Agreement at any time, the other Party shall have the right to terminate this Agreement by written notice to the breaching Party, if such material breach is not cured within thirty (30) days after written notice is given by such other Party to the breaching Party specifying the material breach, except that if less than thirty (30) days remain in the Option Period when such breach occurs, the applicable cure period shall be the period then remaining until the Termination Date. Company shall also have the right to terminate this Agreement in the event that: (i) Factor or Rights Holder materially breaches any of its representations, warranties or obligations under the Factor License Agreement, or the Factor License Agreement is otherwise is terminated, (ii) any material provision of the Factor License Agreement is amended, restated, waived or otherwise modified in a manner that would negatively impact the terms of the License Agreement if Company exercised the Option, as determined by Company in its sole and absolute discretion, (iii) any claim of infringement is asserted by a third party based on Exploitation of the Rights Holder, or (iv) any material change occurs with respect to the scope or extent of the Rights Holder Technology.

9.3          Additional Termination Rights. This Agreement may be terminated by Company, in its sole discretion, upon written notice to Rights Holder.

9.4          Survival. Sections 1, 2, 6.3, 7, 8, 9.4, 10, and 11, and all obligations accruing prior to the termination of this Agreement shall survive any termination or expiration of this Agreement. Notwithstanding the foregoing, this Agreement will terminate in its entirety upon the execution by the Parties of the License Agreement.

10.          Dispute Resolution. In the event that a dispute arises between the Parties in the course of this Agreement, the dispute will be referred to the attention of the President of Company and the President of Rights Holder or their designees (the “Executive Officers”), provided that the same person shall not be the Executive Officer of both Parties involved in attempting to resolve such dispute. The Executive Officers will meet as soon as reasonably possible thereafter and in good faith attempt to resolve such dispute. If, within thirty (30) days after referral of such dispute to the Executive Officers by either Party, the Executive Officers are unable to resolve such dispute, either Party will have the right to have the dispute resolved by binding arbitration, initiated by either Party on ten (10) business days’ notice to the other Party following the expiration of the thirty (30) day period referenced above (the “Initiation Notice”), under the Commercial Arbitration Rules of the American Arbitration Association (“AAA”) then pertaining (available at www.adr.org), except where those rules conflict with this provision, in which case this provision controls, applying the laws of the State of New York, without regards to its conflicts of law provisions, before three (3) independent, neutral arbitrators experienced in the pharmaceutical industry and licensing transactions in such industry. The place of arbitration shall be New York, New York. Company and Rights Holder shall each be entitled to select one (1) such arbitrator, with the two (2) such arbitrators so selected selecting the third (3rd) such arbitrator. In the event either Party fails to select its arbitrator within ten (10) business days of the Initiation Notice, the arbitrator selected by the other Party within such ten (10) business day period shall be entitled to select such arbitrator. The arbitration shall be conducted in English. The decision of the arbitrators will be final and binding on the Parties, and any decision of the arbitrators may be enforced in any court of competent jurisdiction. Each Party shall bear its own expenses and an equal share of the reasonable, documented expenses of the arbitration panel and any fees required by AAA to submit such matter to arbitration, unless the panel determines that any such fees or expenses are to be paid by the non- prevailing Party. Notwithstanding the foregoing, either Party may seek injunctive, equitable, or similar relief from a court of competent jurisdiction as necessary to enforce its rights hereunder without the requirement of arbitration.

11.           Miscellaneous.

11.1        Assignment/Change of Control. Neither Party shall assign this Agreement without the prior written consent of the other Party, provided, however, that a Party is permitted to assign this Agreement without such consent in connection with the transfer or sale of all or substantially all of its assets, capital stock or business related to this Agreement, or in the event of its merger or consolidation or change in control, corporate recapitalization or restructuring or similar transaction. Any permitted assignee must assume all obligations of its assignor under this Agreement. Any assignment by a Party of this Agreement in violation of this Section 11.1 shall be void.

11.2       Severability. If one or more provisions of this Agreement is held to be invalid, illegal or unenforceable, the Parties shall substitute, by mutual consent, valid provisions for such invalid, illegal or unenforceable provisions which valid provisions are, in their economic effect, sufficiently similar to the invalid provisions that it can be reasonably assumed that the Parties would have entered into this Agreement with such provisions. In the event that such provisions cannot be agreed upon, the invalidity, illegality or unenforceability of one or more provisions of the Agreement shall not affect the validity of this Agreement as a whole.

11.3        Notices. Any notice, consent or report required or permitted to be given or made under this Agreement by one Party to the other Party shall be in English and in writing, delivered personally or by email (receipt verified), facsimile or electronic transmission (including pdf), or by U.S. first class mail or express courier providing evidence of receipt, postage prepaid (where applicable), at the following address for a Party (or such other address for a Party as may be specified by like notice):

To Company: Brooklyn Immunotherapeutics, Inc. 10531 4S Commons Dr., Ste. 160-550 San Diego, CA 92127 Attn: Matthew Angel, PhD, CEO mangel@brooklynitx.com	To Rights Holder: Exacis Biotherapeutics Inc. 1035 Cambridge Street, Suite 17B Cambridge, MA 02141 Attn: Gregory Fiore, MD, CEO greg.fiore@exacis.com

All such notices, consents or reports shall be effective upon receipt.

11.4        Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to the conflicts of law principles that would provide for application of the law of a jurisdiction other than the State of New York and excluding the United Nations Convention on Contracts for the International Sales of Goods.

11.5       Entire Agreement. This Agreement (including the Exhibits attached hereto) contains the entire agreement by the Parties with respect to the subject matter hereof and supersedes any prior express or implied agreements, understandings and representations, either oral or written, which may have related to the subject matter hereof in any way.

11.6        Interpretation. The captions to the several Sections of this Agreement are not a part of this Agreement, but are included for convenience of reference and shall not affect its meaning or interpretation. In this Agreement: (a) the word “including” shall be deemed to be followed by the phrase “without limitation” or like expression; (b) the singular shall include the plural and vice versa; and (c) masculine, feminine and neuter pronouns and expressions shall be interchangeable.

11.7        Independent Contractors. It is expressly agreed that Company and Rights Holder shall be independent contractors and that the relationship between the two Parties shall not constitute a partnership, joint venture or agency or other fiduciary relationship. Neither Company nor Rights Holder shall have the authority to make any statements, representations or commitments of any kind, or to take any action, which shall be binding on the other Party, without the prior written consent of the other Party to do so.

11.8      Waiver; Amendment. Except as otherwise expressly provided in this Agreement, any term of this Agreement may be waived only by a written instrument executed by a duly authorized representative of the Party waiving compliance. The delay or failure of any Party at any time to require performance of any provision of this Agreement shall in no manner affect such Party’s rights at a later time to enforce the same. This Agreement may be amended, and any term of this Agreement may be modified, only by a written instrument executed by a duly authorized representative of each Party.

11.9       Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective legal representatives, successors and permitted assigns.

11.10     Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Facsimile and other electronically scanned signatures shall have the same effect as their originals.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties hereto have caused their duly authorized representatives to execute this Option Agreement.

Exacis Biotherapeutics Inc.

By	/s/ Gregory Fiore

Printed Name: Gregory Fiore

Title: Chief Executive Officer

Brooklyn Immunotherapeutics, Inc.

By	/s/ Matthew Angel

Printed Name:Matthew Angel

Title:Interim Chief Executive Officer